Exhibit 10.11

Property Management Agreement of Shenyang Maryland President Building

I The Parties to this Agreement are:

Party A(Applicant): Shenyang Maryland International Industry Co., Ltd. (hereafter referred to as Party A)

Address: 25-26/F Block C, President Building, 69 Heping North Street, Heping District, Shenyang, PRC.

Telephone: 0086-24-2281-2777

Facsimile Number: 0086-24-2271-0668

Party B(Agent): Jones Lang Lasalle(hereafter referred to as Party B)

Address: Shanghai Calvin Yang 48/F Plaza 66,1266 Nanjing Road West, Jing An District Shanghai 200040, China

Telephone: 0086-21-6393-3333

Facsimile Number: 0086-21-6393-4033

Party A agrees to cooperate with Party B on the property management service of the President Building (hereafter called the property) located in No.69, Heping Beidajie, Heping District, Shenyang, Liaoning.

This agreement made and entered into this 18 day of March, 2004 by both parties on the basis of equality and mutual benefit. The details are as follows:

II The cooperation relations between the two parties

This Agreement is made and entered between party A who own the property, hereinafter called “Owner”, and party B who is a professional property management company, hereinafter called “Manager”. From the date of March 29th, 2004, the two parties will set up jointly a field property managing center which will perform the responsibilities of property management. For this field property managing center, party A will be liable for the recruitment of the employees, financial operation, carrying out the plans, daily operation and etc. (refer to the article 3 for details). Party B will supply party A all of the professional texts of the operational regulations and give professional proposals for the above mentioned work and plans on the basis of considering the maximum profit of the property.(refer to the article 4 for details). The two parties agree that the image operation publicly will apply to the standard of party B.

III Responsibilities of party A

Party A has the full authority to the local practice of the property managing activities, including mainly the routines like the management of human resource, financial operation and organizing the staff to carry out the daily operation. More detailed responsibilities come in the following:

1.	To recruit locally the management personnel and set up the rules, on the basis of the local rules and regulations, of salary, welfare, employment and dismissal. To transact the relative matters of allocating salary, employment procedure and welfare affiliation.

2.	To draw up the general managing plan, routines working plan, staff shifting timetable and staff establishment.

3.	To arrange and supervise all the staff for the accomplishment of the routines like security patrol, repairs and maintenance, green and clean, client service, the promotion of the public image of the mansion.

4.	To organize the staff to deal with the sudden and unexpected matters.

5.	To be responsible for the communication with the local government for the relative matters like the civil auxiliary project and public facilities for this mansion.

6.	To be responsible completely for the financial operation, including the yearly budget, noticing and collecting the managing fee, distributing and controlling the managing fee, tax transaction, fiscal report and audit.

IV Responsibilities of party B

Party B is responsible to give instruction for all of the aspects of the organization and administration of the property management, giving directions and suggestions for the criterion and rationality, More detailed responsibilities come in the following:

1. To assist party A to set up a independent and professional team for property management, possessing ones own management mode.

2. To supply party A a complete set of rules and regulations, operation procedures, various sudden and unexpected accidents solutions to meet an emergency and other relative documents texts.

3. To supply the design of the logo (Jones Lang Lasalle), costume and badge for the party A to use for the property management.

4. To check the working plan and financial budget drawn up by party B and promote the feasibility and rationality.

5. To assist to improve the rules of financial management set up by party A, including making it clear that the responsibility of the personnel set for different circles, operation procedures and the facture of various cards.

V Fees and duration of the service

1. Duration of the service:

The term of this Agreement shall commence on March 29th, 2004 and the duration is three years.

2. Payment: Party A should pay party B 100,000 RMB per year for its performance and this payment will be executed by four times, namely four quarters. It is 25,000 for each time, which need to be paid before the work started for every quarter.

3. In order to avoid misunderstanding, both of the two parties understand well that the payment is for management consultancy, exclude the other expenses might happen in the activity of the property management, such as the expenses for the management staff, service fee for the accountants and other professional service fee, but party B need to look after the tax and fee aroused with the payment of the property management consultancy.

4. The payment of the property management consultancy mentioned above exclude the travel expenses when the presence of party B’s staff needed. If any travel expenses would happen, party A will reimburse the actual cost to party B.

VI Other articles

In addition to the services mentioned above, the two parties reach agreement for the following articles:

1. The cooperation of the management mentioned between the two parties is limited to the property management of Shenyang President Building.

2. None of the documents and materials for this cooperation is allowed to copy, print and rewrite to the third party or be published in any form.

3. In case one party doesn’t abide to the articles of this agreement, the other party is authorized to point it out and remind the party to change it within a month with a notice of writing. If the party who breach the agreement fail to change it within the time limit and result serious obstacles for the cooperation, the other party has the right to terminate the agreement with a notice of writing. The party who breach the agreement should take on the liabilities of breaching the agreement and compensate the other party for the cost resulted from this breach.

4. Party A has the right to mark and use the logo of “Jones Lang Lasalle” in the sales booklet, management manual, decorating instructions and other promotion materials. The design of the name and trademark should strictly apply to the model supplied by party B. All of the texts, pictures and videos for public promotion (exclude President Building) should ask for the consent of party B before put in use.

5. For the matters not mentioned in the agreement, the two parties will consult with each other and put them in amendments, which has the same legal effect with the agreement.

6. The two parties need to give a notice of writing within two months before the expiration of the contract for the extension of the agreement.

7. All disputes which may arise between the parties hereto, out of or in relation to this agreement and which the two parties fails to settle through consultation, shall be submitted to arbitration of the local people’s court where the property is. The arbitration shall be final and binding upon both parties.

8. This agreement is governed by the laws of the People’s Republic of China.

9. This agreement shall get legal force when being duly signed and stamped by the legal representatives or their authorized representatives

10.. This agreement is being issued in four copies, two copies for each party.

Party A: Shenyang Maryland International Industry Co., Ltd.

Representative: JIANG Fang	(authorized signature)

Party B: Jones Lang Lasalle

Representative: TAN Naibo	(authorized signature)

On March 18, 2004

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